UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 11, 2012
KINDER MORGAN, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-35081 (Commission File Number)	80-0682103 (I.R.S. Employer Identification No.)

500 Dallas Street, Suite 1000
Houston, Texas 77002
(Address of principal executive offices, including zip code)

713-369-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure
In accordance with General Instruction B.2. of Form 8-K, the following information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.
Recent Developments
KMI's results of operations for the quarter ended September 30, 2012 are not yet available. Based on preliminary estimates, KMI intends to recommend to its board of directors a dividend of $0.36 per share for the third quarter of 2012, and it expects to declare dividends of at least $1.40 per share for 2012. If approved by KMI's board of directors, this dividend for the third quarter would represent a 20 percent increase over the third quarter 2011 dividend of $0.30 per share and would be 3 percent higher than the second quarter 2012 dividend of $0.35 per share. KMI also estimates that its cash available to pay dividends for fiscal 2012 will be over $1,325 million.
The preliminary financial information and estimates set forth above have been prepared by, and are the responsibility of, KMI's management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to such preliminary financial information or estimates. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.
The non-generally accepted accounting principles, or non-GAAP, financial measure of cash available to pay dividends is presented above. This non-GAAP financial measure should not be considered as an alternative to a GAAP measure such as net income or any other GAAP measure of liquidity or financial performance. Cash available to pay dividends is a significant metric used by KMI and by external users of its financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by KMI to the cash dividends it expects to pay its shareholders on an ongoing basis. Management uses this metric to evaluate KMI's overall performance. Cash available to pay dividends is also an important non-GAAP financial measure for KMI's shareholders because it serves as an indicator of KMI's success in providing a cash return on investment. This financial measure indicates to investors whether or not KMI typically is generating cash flow at a level that can sustain or support an increase in the quarterly dividends it is paying. Cash available to pay dividends is also a quantitative measure used in the investment community because the value of a share of an entity like KMI that pays out all or a substantial proportion of its cash flow, is generally determined by the dividend yield (which in turn is based on the amount of cash dividends the corporation pays to its shareholders). The economic substance behind KMI's use of cash available to pay dividends is to measure and estimate the ability of its assets to generate cash flows sufficient to pay dividends to its investors. KMI believes the GAAP measure most directly comparable to cash available to pay dividends is income from continuing operations. This non-GAAP measure has important limitations as an analytical tool. KMI's computation of cash available to pay dividends may differ from similarly titled measures used by others. You should not consider this non-GAAP measure in isolation or as a substitute for an analysis of KMI's results as reported under GAAP. Management compensates for the limitations of this non-GAAP measure by reviewing KMI's comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This Form 8-K includes forward-looking statements. Although KMI believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in the reports of KMI filed with the Securities and Exchange Commission.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINDER MORGAN, INC.

Dated: October 11, 2012	By:	/s/ Kimberly A. Dang
Kimberly A. Dang Vice President and Chief Financial Officer

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